EXHIBIT 1


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between SNYDER OIL CORPORATION, a Delaware corporation ("Company"), and WILLIAM G. HARGETT ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES

         1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in
Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the "Effective Date" shall be May 2, 1997.

         1.2 Positions. From and after the Effective Date, Company shall employ Executive in the positions of President and Chief Operating Officer of Company, or in such other positions as the parties mutually may agree. On the Effective Date, Company shall cause Executive to be elected to serve on the Board of Directors of Company (the "Board of Directors") as a full member thereof, and thereafter Company shall continue to cause Executive to be nominated to serve on the Board of Directors and will use reasonable efforts to secure Executive's election to the Board of Directors. It is the intention of the parties that Executive will be elected to and will serve on the Board of Directors while serving hereunder as President and Chief Operating Officer of Company.

         1.3 Duties and Services. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive's employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company's executive employees, as such policies may be amended from time to time.

         1.4 Other Interests. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments (including, without limitation, commodity trading of oil and gas for Executive's own


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account) and other  business  activities  that do not conflict with the business and affairs of Company or interfere with Executive's performance of his duties hereunder.

         1.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning Company's business.

ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

         2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the fourth anniversary of the Effective Date; provided, however, that beginning with the second anniversary of the Effective Date, said term of employment shall be extended automatically for an additional successive one-year period as of each anniversary date of the Effective Date that occurs while this Agreement is in effect; and provided further, however, that if, at any time prior to any such anniversary date of the Effective Date, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the two-year period beginning on the anniversary date of the Effective Date that next occurs after such notice is given.

         2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

                  (i)      upon Executive's death;

                  (ii) upon Executive's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 180 consecutive days;

                  (iii) for cause, which for purposes of this Agreement shall mean Executive (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder,
         (B) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder, (C) has materially breached any material provision of this Agreement or any material corporate policy maintained and established by Company that is of general applicability to Company's executive employees, (D) has willfully engaged in conduct that he knows or should know is materially injurious to Company or any of its affiliates, or (E) has engaged in illegal conduct or any act of serious dishonesty which adversely affects, or reasonably could in the future adversely affect, the value, reliability, or performance of Executive in a material manner; provided, however, that Executive's employment may be terminated pursuant to this paragraph 2.2(iii) only if such termination is approved by at least two-thirds of the members of the Board of Directors after Executive has been given written


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         notice by Company of the specific  reason for such  termination  and an opportunity for Executive, together with his counsel, to be heard before the Board of Directors; or

                  (iv) for any other reason whatsoever, in the sole discretion of the Board of Directors.

Members of the Board of Directors may participate in any hearing that is required pursuant to paragraph 2.2(iii) by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Board of Directors shall attend the hearing in person.

         2.3 Executive's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

                  (i) within 60 days of and in connection with or based upon (A) a material breach by Company of any material provision of this Agreement, (B) an overall substantial and material reduction in the nature or scope of Executive's duties and responsibilities, or (C) the assignment to Executive of duties and responsibilities that are materially inconsistent with the positions referred to in paragraph 1.2; provided, however, that, prior to Executive's termination of employment under this paragraph 2.3(i), Executive must give written notice to Company of any such breach, reduction or assignment and such breach, reduction or assignment must remain uncorrected for 30 days following such written notice; or

                  (ii) at any time for any other reason whatsoever, in the sole discretion of Executive.

         2.4 Notice of Termination. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Article 4 hereof.

ARTICLE 3:  COMPENSATION AND BENEFITS

         3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary of $325,000. Executive's annual base salary shall be reviewed by the Board of Directors (or a committee thereof) on an annual basis, and, in the sole discretion of the Board of Directors (or such committee), such annual base salary may be increased, but not decreased, effective as of March 1 of each year. Executive's annual base salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

         3.2 Bonuses. Executive shall be eligible to receive an annual bonus of up to 100% of Executive's annual base salary with the amount of such bonus to be determined by the Compensation Committee of the Board of Directors (the "Committee") based upon criteria established from time to


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time by the Committee;  provided,  however, that for the period beginning on the
Effective Date and ending on December 31, 1997, such bonus shall not be less than $90,277.78.

         3.3 Initial Stock Option. On the Effective Date, Company shall grant to Executive an option (the "Initial Option") to purchase 200,000 shares of Company's common stock ("Stock") pursuant to the Snyder Oil Corporation Restated 1989 Stock Option Plan, as amended (the "Plan"). The purchase price for each share of Stock subject to the Initial Option shall be equal to the Fair Market Value (as such term is defined in the Plan) of a share of Stock as of the Effective Date. Subject to the terms of the Plan and the agreement to be executed by Company and Executive evidencing the Initial Option, the Initial Option shall (i) have a term of five years (which term shall begin on the Effective Date), (ii) vest and become exercisable with respect to (A) 30% of the shares covered thereby on the first anniversary of the Effective Date, (B) an additional 30 % of the shares covered thereby on the second anniversary of the Effective Date, and (C) an additional 40 % of the shares covered thereby on the third anniversary of the Effective Date, and (iii) constitute an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to the maximum extent permitted by law.

         3.4 Living Expenses and Moving Allowance. Upon Executive's request at any time after he has, during the term of his employment hereunder, relocated his principal residence to the Fort Worth, Texas metropolitan area, Company shall pay to Executive a lump sum amount of $50,000 to compensate Executive for such relocation. No other amounts, except as expressly provided herein, shall be paid to or on behalf of Executive for moving costs or other expenses associated with the relocation of Executive's residence to the Fort Worth, Texas metropolitan area. For the period (the "Commuting Period") beginning on the Effective Date and ending on the earlier of (i) the date Executive relocates his principal residence to the Fort Worth, Texas metropolitan area or (ii) the second anniversary of the Effective Date, Company shall, at its sole cost and expense, provide Executive with a furnished apartment in the Fort Worth, Texas metropolitan area, which apartment shall be mutually agreeable to Company and Executive and shall have electricity, local phone service, basic cable television service, and weekly maid service. Further, during the Commuting Period, Company shall (A) reimburse Executive for the reasonable costs of his transportation between Fort Worth and Houston and (B) reimburse Executive for his transportation expenses incurred within Fort Worth or, at the request of Executive, provide him with an automobile for his use within Fort Worth.

         3.5 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

                  (i) Business and Entertainment Expenses - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

                  (ii) Annual Stock Options - Executive shall be entitled to receive, on an annual basis, an option to purchase shares of Stock pursuant to a stock option plan maintained by Company. The terms of each such option and the number of shares of Stock subject to each


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         such option shall be determined  by the  Committee  based upon criteria established from time to time by the Committee.

                  (iii) Club Membership - During Executive's employment hereunder prior to the relocation of his principal residence to the Fort Worth, Texas metropolitan area, Company shall pay the monthly dues associated with Executive's existing membership in the Houston Petroleum Club. Upon such relocation, Company shall obtain membership for Executive in the Fort Worth Petroleum Club and Company shall pay the initiation fees and monthly dues associated with such membership. Executive's membership in the Fort Worth Petroleum Club shall cease upon Executive's termination of employment hereunder, and such membership shall be transferred to Company (or its designee) upon such termination.

                  (iv) Other Company Benefits - Executive and, to the extent applicable, Executive's spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, Company's Deferred Compensation Plan for Select Employees and any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

                  (v) Vacation - During his employment hereunder, Executive shall be entitled to four weeks of paid vacation each calendar year (including 1997).

                  (vi) Indemnification Agreement - Contemporaneously with the execution of this Agreement, Company and Executive shall execute and enter into an indemnification agreement in the form previously approved by the Board of Directors and the stockholders of Company and attached to this Agreement as Exhibit A.

ARTICLE 4:  PROTECTION OF INFORMATION

         4.1 Disclosure to Executive. Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of Company or its affiliates.

         4.2 Property of Company. All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information relating to Company or its business are and shall be the sole and exclusive property of Company. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.


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         4.3 No Unauthorized Use or Disclosure.  Executive will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive's obligations under this paragraph. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets.

         4.4 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

ARTICLE 5:  NONCOMPETITION OBLIGATIONS

         5.1 In General. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the noncompetition obligations hereunder. Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business or have during the previous twelve months conducted such business:

                  (i) engage in any business competitive with the business conducted by Company; or

                  (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Company with respect to such competitive business.

The noncompetition obligations set forth above shall apply only during the period that Executive is employed by Company. Further, during the period that Executive is employed by Company and for one year thereafter, Executive shall not, directly or indirectly for Executive or for others, induce any employee of Company or any of its affiliates to terminate his or her employment with Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company; provided, however, that the one-year post-employment period referred to in


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this sentence  shall be reduced to 90 days if Executive's  employment  hereunder shall be terminated on the date upon which a Change in Control (as defined in paragraph 7.3) occurs or within 12 months thereafter.

         5.2 Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive's agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

         5.3 Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6:  STATEMENTS CONCERNING COMPANY

         6.1 In General. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements, to any person or entity (other than, during the employment relationship, to Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives) that damage or disparage the reputation of Company, any of its affiliates, or any of such entities' officers, employees, agents or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 7:  EFFECT OF TERMINATION ON COMPENSATION

         7.1 By Expiration. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof because either party has provided the notice contemplated in such paragraph, then all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term and such compensation and benefits shall terminate contemporaneously with termination of his employment.

         7.2 By Company. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), or (iii), then Company shall provide Executive with the Termination Benefits. For purposes of this Agreement, the term "Termination Benefits" shall mean the following: (i) Company shall pay to Executive, within 15


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days after Executive's termination of employment, a single lump sum cash payment in an amount equal to the aggregate base salary that would have been paid to Executive (based upon his base salary in effect pursuant to paragraph 3.1 at the time of Executive's termination of employment) during the unexpired portion of the term set forth in paragraph 2.1; (ii) the Initial Option shall become immediately exercisable in full upon Executive's termination of employment and for a period of six months thereafter (but in no event shall the Initial Option be exercisable after the expiration of its original term); (iii) all other
outstanding   stock  options  granted  by  Company  to  Executive  shall  become immediately exercisable in full upon Executive's termination of employment and for a period of three months thereafter or for such greater period as may be provided in the plan or plans pursuant to which such stock options were granted (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option); and (iv) during the period, if any (but in no event for more than 18 months after the date of Executive's termination of employment), that Executive elects to continue coverage for himself and any of his eligible dependents under Company's group health plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Executive's premiums for such coverage shall be no greater than that charged by Company generally to its active executive employees for coverage under such plans.

         7.3 By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall occur (i) for a reason encompassed by paragraph 2.3(i) , (ii) for any reason whatsoever on the date upon which a Change in Control (as hereinafter defined) occurs or within 12 months thereafter, or (iii) for Good Reason (as hereinafter defined) during the sixty-day period beginning on the second anniversary of the Effective Date, then Company shall provide Executive with the Termination Benefits. For purposes of this paragraph, the following terms shall have the meanings indicated:

                  "Change in Control" shall mean (1) any merger, consolidation, or reorganization in which Company is not the surviving entity (or survives only as a subsidiary of an entity), (2) any sale, lease, exchange, or other transfer of (or agreement to sell, lease, exchange, or otherwise transfer) all or substantially all of the assets of Company to any other person or entity (in one transaction or a series of related transactions), (3) dissolution or liquidation of Company,
         (4) when any person or entity,  including a "group" as  contemplated by
         Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of Company's voting stock (based upon voting power), (5) as a result of or in connection with a contested election of directors, the persons who were directors of Company before such election shall cease to constitute a majority of the Board of Directors, or (6) any event that is reported by Company under Item 1 of a Form 8-K filed with the Securities and Exchange Commission; provided, however, that the term "Change in Control" shall not include any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction involving solely Company and one or more previously wholly-owned subsidiaries of Company unless such matter is described in clause (6) above.



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                  "Good  Reason"  shall mean  termination  by  Executive  of his employment with Company because in Executive's judgment, and subject to the good-faith concurrence of the Committee, the scope of Executive's authority within Company is not appropriate.

         7.4 Additional Payments By Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten days of the receipt of such claim. Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

         7.5 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 7. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 7 apply shall not reduce Company's obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 7.

         7.6 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this
Article 7 shall be received by Executive as liquidated damages.

         7.7 Incentive and Deferred Compensation. This Agreement governs the rights and obligations of Executive and Company with respect to Executive's base salary and certain perquisites of employment. Except as expressly provided herein, Executive's rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 8:  MISCELLANEOUS

         8.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Company to: Snyder Oil Corporation
                           777 Main Street, Suite 2500
                           Fort Worth, Texas 76102
                           Attention:  Chairman of the Board of Directors

         If to Executive to: Mr. William G. Hargett
                             2106 Pleasant Creek Drive
                             Kingwood, Texas 77345

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

         8.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

         8.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         8.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

         8.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         8.8 Gender  and   Plurals.   Wherever  the  context  so  requires,  the
masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         8.9 Affiliate. As used in this Agreement, the term "affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

         8.10 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

         8.11 Term. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4 and 6 shall survive any termination of the employment relationship and/or of this Agreement.

         8.12 Arbitration. If a dispute arises out of or related to this Agreement and the dispute cannot be settled through direct discussions, Company and Executive agree that they shall first endeavor to settle the dispute in an amicable fashion, including the use of a mediator. If such efforts fail to resolve the dispute, the dispute shall be resolved as follows:

                  (i) Except as  provided  in  paragraph  8.12(ii),  any and all claims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving Company, Executive, and/or their respective representatives, even though some or all of such claims allegedly are extra-contractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be conducted in Fort Worth, Texas. The arbitration may be initiated by either party by the providing to the other a written notice of arbitration specifying the claims. Within thirty days of the notice of initiation of the arbitration procedure, each party shall denominate one arbitrator. The two arbitrators shall select a third arbitrator failing agreement on which within thirty days of the original notice, the parties (or either of them) shall apply to the Senior Active United States District Judge for the Southern District of Texas, who shall appoint a third arbitrator. The three arbitrators, utilizing the Commercial Arbitration Rules of the American Arbitration Association, shall by majority vote within 120 days of the selection of the third arbitrator, resolve all disputes between the parties. There shall be no transcript of the hearing before the arbitrators. The arbitrators' decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The arbitrators' decision shall be final and non-appealable to the maximum extent permitted by law. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction. This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrators. In deciding the substance of any such claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other State's law); provided, however, it is expressly agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary, or punitive damages in connection with any such claims. This agreement to arbitrate is not applicable to disputes between or among Company and Executive based upon or arising out of any other agreement, benefit plan, or program heretofore or hereafter entered into between Executive and Company or its affiliates. Notwithstanding the preceding provisions of this paragraph 8.12(i), Company and Executive may agree to use one arbitrator rather than three arbitrators as provided above, and, in the event of any such agreement, the 120-day period referred to in the sixth sentence of this paragraph 8.12(i) shall begin on the date of the parties' selection of such one arbitrator.

                  (ii) Notwithstanding the agreement to arbitrate contained in paragraph 8.12(i), in the event that either party wishes to seek a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief in connection with any or all such claims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving Company, Executive, and/or their respective representatives, even though some or all of such claims allegedly are extra-contrac tual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, each party shall have the right to pursue such injunctive relief in court, rather than by arbitration. The parties agree that such action for a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief may be brought in the State or federal courts residing in Fort Worth, Texas, or in any other forum in which jurisdiction is appropriate.

         8.13 Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in paragraph 3.5(iv) and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 15th day of April, 1997, to be effective as of the Effective Date.

                                       SNYDER OIL CORPORATION

                                       By: /s/ John C. Snyder
                                           ---------------------------
                                       Name: John C. Snyder
                                       Title: Chairman

                                                 "COMPANY"


                                        /s/ William G. Hargett
                                        ------------------------------
                                            WILLIAM G. HARGETT

                                                "EXECUTIVE"